Exhibit 99.1

NEXSTAR BROADCASTING EXECUTIVE VICE PRESIDENT AND

CHIEF OPERATING OFFICER BRIAN JONES TO RETIRE

Broadcasting Veteran Helped Chart Company’s Growth and Expansion Since 2003

IRVING, TX (June 23, 2020) – Nexstar Broadcasting, Inc., a wholly owned subsidiary of Nexstar Media Group, Inc. (Nasdaq: NXST), announced today that Executive Vice President and Chief Operating Officer, Brian Jones, will retire August 1, 2020, following a 40-year career in the broadcast industry.  Mr. Jones joined Nexstar in 2003 as Senior Vice President and Regional Manager and was named Executive Vice President and Co-Chief Operating Officer of Nexstar Broadcasting in 2008.

During his 17-year tenure at Nexstar, Mr. Jones was instrumental in helping chart the expansion of Nexstar’s local television station group, and more recently had oversight responsibility for Nexstar Broadcasting’s digital local market offerings.  Prior to joining Nexstar, Mr. Jones served as Vice President and General Manager of KTVT-TV (CBS) and KTXA-TV (IND) in Dallas-Ft. Worth, TX, for seven years.

“Working with Perry Sook, Tim Busch and the team at Nexstar has been a fulfilling 17-plus year journey and I am very proud of the work our teams accomplished over that time.  Today, Nexstar is the nation’s leading local broadcaster, with a strong record of serving the communities and markets where it operates and local businesses that it supports with effective marketing solutions,” said Mr. Jones. “I am very excited by the chance to take a step back and transition my responsibilities to the next generation of industry leaders while I spend more time with family and friends in retirement. Nexstar is well-positioned for long-term success and the continued creation of shareholder value and I wish the entire team well as they execute on their plans for continued growth.”

Tim Busch, President of Nexstar Broadcasting, Inc. , commented, “I have worked side-by-side with BJ for the past 17 years and I’m grateful for his leadership and expertise, as he was instrumental in building the foundation for what Nexstar has become and the values that we have established in terms of our commitment to our team members and the local communities that we serve. BJ has been a valued leader throughout this time and on behalf of the entire Nexstar team, we thank him for his many contributions to our long-term success. We have a deep bench of experienced broadcast and digital executives and BJ leaves us in a fantastic position to continue our growth.  We wish him all the best as he enters the next phase of his life.”

Nexstar Media’s Chairman, President and Chief Executive Officer Perry Sook added, “Brian has had a great career during which he established a clear record of success which supported our long-term growth.  On a personal level, I am thankful for his advice, candor, and leadership during the past 17 years and on behalf of the entire Nexstar Nation, we will miss him.”

Mr. Jones has been deeply involved in the broadcast industry throughout his career, serving as the Chairman of the FOX Affiliates Association Board of Governors and Chairman of the Board of Directors of the Texas Association of Broadcasters. He is a member of the FOX Affiliates Association Board of

Governors, the National Association of Broadcasters Small Market Advisory Committee, and the Southern Methodist University School of Journalism Advisory Committee.

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About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs, or provides sales and other services to 196 television stations and related digital multicast signals reaching 114 markets or approximately 38% of all U.S. television households (reflecting the FCC’s UHF discount). Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. Nexstar also owns WGN America, a growing national general entertainment cable network and a 31.3% ownership stake in TV Food Network, a top tier cable asset.  For more information please visit www.nexstar.tv.

Media Contact:Investor Contact:

Gary WeitmanJoe Jaffoni or Jennifer Neuman

EVP & Chief Communications OfficerJCIR

Nexstar Media Group, Inc212/835-8500 or nxst@jcir.com

312/222-3394 or gweitman@nexstar.tv